EXHIBIT 23.4


 CONSENT OF INDEPENDENT AUDITORS



 We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-70969) and related Prospectus of Jones Lang LaSalle (formerly LaSalle Partners Incorporated) for the registration of 1,150,000 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 1999 with respect to the consolidated financial statements of Jones Lang Wootton - Scotland included in the Current Report on Form 8-K of Jones Lang LaSalle (formerly LaSalle Partners Incorporated) dated March 11, 1999 filed with the Securities and Exchange Commission.



                                                /s/ ERNST & YOUNG


 GLASGOW, SCOTLAND


 MARCH 23, 1999